Exhibit 99.1

 Quaker Fabric Reports Second Quarter Results and Declares Dividend


    FALL RIVER, Mass.--(BUSINESS WIRE)--July 23, 2003--QUAKER FABRIC CORPORATION (NASDAQ Symbol: QFAB) today reported net sales of $73.9 million, net income of $165,000, and diluted earnings per share of $0.01 for the three-month period ended July 5, 2003; compared to net sales of $101.9 million, net income of $4.5 million, and diluted earnings per share of $0.26 for the corresponding period of fiscal 2002. Basic earnings per share for the second quarters of 2003 and 2002 were $0.01 and $0.28, respectively.
    Results of operations for the first six months of fiscal year 2003 were net sales of $164.1 million, net income of $2.5 million, and diluted earnings per share of $0.15; compared to net sales of $202.0 million, net income of $8.9 million, and diluted earnings per share of $0.53 for the corresponding period of fiscal 2002. Basic earnings per share for the first six months of 2003 and 2002 were $0.15 and $0.56, respectively.
    "Consistent with the outlook we expressed when we announced our results last quarter, Quaker's overall financial performance during the second quarter reflected continued weakness in both the domestic and international markets as a result of the difficult global macroeconomic environment. Additionally, this year's second quarter represented only twelve weeks of full operations - rather than last year's thirteen weeks - due to the timing of the company's annual shutdown period for planned maintenance. Quaker felt the impact of these factors most directly on our top line, where our revenues declined nearly 28% from last year's second quarter. Domestic fabric sales for the second quarter were down $21.7 million - and export sales were down $3.6 million. The volume of our export business was essentially unchanged from this year's first quarter, however, and demonstrates that Quaker's commitment to growing its business internationally has allowed us to remain competitive in that arena even in the face of difficult conditions," commented Larry Liebenow, Quaker's President and CEO.
    "Significantly, Quaker's balance sheet remains a source of strength and we made additional improvements in that area during this period, including a reduction in total debt of $7.7 million. Substantial reductions were realized in inventory levels and our debt to total capital ratio continues to improve," Mr. Liebenow commented.
    "Looking ahead, our backlog position was about $24.5 million at the end of the second quarter and that was down about $14.1 million from last year which, in part, reflects our reduced delivery lead times. The average price point in our backlog was essentially unchanged from last year and increased slightly from the first quarter. It remains absolutely critical that we build volume at the top line and we will remain focused on that core piece of our strategy. This approach has a proven track record for Quaker, and has allowed us to increase our market share. We are always cognizant of maintaining a sound cost structure and we continue to believe that we should be careful to avoid any weakening of the important competitive advantages we have developed through our targeted investments and hard work over the years and that our approach of growing sales volume will best serve the interests of the Company and our shareholders. We are poised to accomplish that growth when economic conditions improve, and we observed modest improvement in our incoming order rate in early July, as compared to the comparable post-shutdown period of last year. We believe that our products continue to be the industry's best and the reception to our new fabric line at the recently completed semi-annual Showtime Fabric Fair in High Point, North Carolina was outstanding. And with exciting new products like our line of Quaker Ultra(TM) finished fabrics, we also remain the market leader for new product innovation. In addition, the successful introduction of our new simulated suede product will help us address some of the inroads that leather and simulated suede fabrics have made in the market. Our program to invigorate Quaker's contract market presence continues to be successful and our new Crypton (R) Super Fabrics by Quaker Fabric line pursuant to a licensing agreement with Hi-Tex, Inc. for its patented Crypton(R) product has received a strong initial reaction by the market," Mr. Liebenow added.
    "While business conditions across the board are quite difficult, everyone at Quaker remains optimistic about the fundamental strength of our company and about the soundness of our strategy. We will continue to operate our business with the discipline necessary to deal with current economic conditions and to really excel when these conditions improve," Mr. Liebenow concluded.
    Quaker also today announced the declaration of a cash dividend in an amount equal to $0.025 per common share payable on August 22, 2003 to shareholders of record on August 8, 2003.

    Quaker Fabric Corporation is a leading manufacturer of woven upholstery fabrics for furniture markets in the United States and abroad, and the largest producer of Jacquard upholstery fabric in the world. For the year ended January 4, 2003, the Company had net sales of $365.4 million, net income of $11.6 million, and diluted and basic earnings per share of $0.69 and $0.72, respectively.

    THIS PRESS RELEASE CONTAINS "FORWARD LOOKING STATEMENTS," AS THAT TERM IS DEFINED IN THE FEDERAL SECURITIES LAWS. THE READER IS CAUTIONED THAT SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THAT, AS A RESULT OF VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE LEVEL OF CUSTOMER DEMAND FOR THE COMPANY'S PRODUCTS, HIGHER THAN ANTICIPATED COSTS AND LOWER THAN ANTICIPATED PRODUCTION RATES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. FOR A FURTHER DISCUSSION OF THESE FACTORS, SEE THE COMPANY'S 2002 FORM 10-K.



                      QUAKER FABRIC CORPORATION

                  CONSOLIDATED FINANCIAL STATEMENTS
                (In thousands, except per share data)


                                 STATEMENTS OF INCOME

                   Second Quarter Ended         Six Months Ended
                        (Unaudited)               (Unaudited)

                (12 Weeks) (13 Weeks)      (25 Weeks)(26 Weeks)
                  July 5,   June 29,Percent  July 5,   June 29,Percent
                   2003      2002    Change   2003      2002   Change

Net sales         $73,886  $101,931 (27.5)% $164,111  $201,963 (18.7)%
Cost of products
 sold              59,401    78,803          130,659   156,235

Gross profit       14,485    23,128 (37.4)%   33,452    45,728 (26.8)%
Selling, general
 and admin.
 expenses          13,298    14,887           27,549    29,384

Operating income    1,187     8,241 (85.6)%    5,903    16,344 (63.9)%
Other expenses
    Interest
     expense          991     1,139            2,060     2,208
    Other, net        113       (11)              89        (6)
Income before
 provision for
  income taxes         83     7,113 (98.8)%    3,754    14,142 (73.5)%
Provision for
 income taxes         (82)    2,632            1,276     5,233

Net income           $165    $4,481 (96.3)%   $2,478    $8,909 (72.2)%

Earnings per
 common share -
 basic              $0.01     $0.28 (96.4)%    $0.15     $0.56 (73.2)%

Weighted average
 shares
  outstanding -
   basic           16,724    15,972           16,570    15,915

Earnings per
 common share -
 diluted            $0.01     $0.26 (96.2)%    $0.15     $0.53 (71.7)%

Weighted average
 shares
  outstanding -
   diluted         16,950    17,063           16,857    16,904

Note: Earnings per common share amounts for the quarters and for the six month periods presented have each been calculated separately. Accordingly, quarterly amounts may not add to the six month period amounts.

Ratio analysis:
Gross profit
 margin              19.6%     22.7%            20.4%     22.6%
S.G. & A. as a
 percentage of
 net sales           18.0%     14.6%            16.8%     14.5%
Operating margin      1.6%      8.1%             3.6%      8.1%
Net margin            0.2%      4.4%             1.5%      4.4%

Order backlog                                $24,510   $38,592



                                              CONDENSED BALANCE SHEETS

                                                   July 5,  January 4,
                                                    2003      2003
                                                (Unaudited) (Audited)
Assets
  Current assets:
     Cash                                           $1,022     $1,098
     Accounts receivable                            40,538     42,346
     Inventories                                    43,898     50,407
     Prepaid expenses and other current assets      12,558     14,094
      Total current assets                          98,016    107,945

  Property, plant and equipment, net               168,062    173,790
  Goodwill, net of amortization                      5,432      5,432
  Other assets                                       1,537      1,519
                                                  $273,047   $288,686
Liabilities and Stockholders' Equity
  Current liabilities                              $27,130    $33,137
  Long-term debt and capital leases                 47,500     61,200
  Deferred income taxes and other
    liabilities                                     33,684     32,544
  Stockholders' equity                             164,733    161,805
                                                  $273,047   $288,686



    CONTACT: Quaker Fabric Corporation
             Larry A. Liebenow, 508/646-2264
             or
             Paul J. Kelly, 508/646-2251